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                                                                    EXHIBIT 10.4


                        WORLDTRAVEL TECHNOLOGIES, L.L.C.
                       END USER SOFTWARE LICENSE AGREEMENT


This End User Software License Agreement (this "Agreement") is made and entered into this first day of November, 1999 by and between WORLDTRAVEL TECHNOLOGIES, L.L.C., a Georgia limited liability company located at 6 W. Druid Hills Drive, Atlanta, GA 30329 (hereinafter "WTT") and WORLDTRAVEL PARTNERS I, L.L.C., located at 1055 Lenox Park Blvd., Atlanta, GA 30319 (hereinafter "WTP").

Subject to the following terms and conditions, WTT hereby grants WTP a non-exclusive license to use the WTT software product(s) and related manuals and documentation specified on Exhibit A attached hereto.

1.       DEFINITIONS

         1.1 Customer - Customer shall mean an entity doing business, relating to travel agency services, with a given party on the date in question. For corporate entities, only those divisions or portions of a corporation doing business with such party on the date in question are considered to be included in the definition of Customer.

         1.2 Enhancement - Changes to the Product that provide additional features and/or functionality, expanding the capabilities of the Product, or so significantly expands a function as to be considered a new function.

         1.3 Improvements - New functionality that addresses areas that were not covered in the Initial Software Release for the Product, or so significantly expands a function as to be considered a new function.

         1.4 Master Development Agreement - That agreement between the parties executed concurrently with this Agreement under which WTT shall perform certain software development services for WTP.

         1.5 Modification - Changes to the Product that affect existing functionality. Normally this includes streamlining processes, revising screens for clarity, etc.

         1.6 OFS Service Bureau/Outsourcing Agreement - That agreement between the parties executed concurrently with this Agreement under which WTT provides Online Fulfillment Services (OFS) to WTP.

         1.7 Product - A logical grouping of WTT software which is sold by a specific product name. The Product(s) which are licensed under this Agreement are described on Exhibit A.


[*] The redacted portions indicated by this symbol are the subject of a confidential treatment request and have been filed separately with the Securities and Exchange Commission.

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         1.8      Software Release - A complete or partial delivery of one or more WTT Products. Normally on magnetic media, but may be transmitted electronically, at WTT's discretion. There are several kinds of Software Releases, determined by their own reason, as listed below.

                  1.8.1 Initial Software Release - The initial delivery of the Product(s) licensed from WTT.

                  1.8.2 Upgrade Release (Upgrade) - Changes to the Product delivered after the Initial Software Release. WTT reserves the right to charge an additional fee for Upgrades which add Enhancements or Improvements to the Initial Software Release.

                  1.8.3 Corrective Release (Fix) - Changes to the Product delivered to correct a bug that impairs the normal operation of the Product. May be inclined as part of an Upgrade Release, or covered under a support agreement.

         1.9 Software - Means, collectively, all of the Software Releases provided by WTT from time to time, with respect to the Product(s) licensed under this Agreement.

         1.10 TTG Service Bureau Agreement - That agreement between the parties executed concurrently with this Agreement under which WTT, through its Travel Technologies Group, provides certain services and data information to WTP.

         1.11 Users - Entities and individuals who use the services bureau offering. Users shall not include WTP.

2.       SCOPE OF LICENSE

         2.1 WTT hereby licenses to WTP the Software under the terms and conditions outlined herein. WTP may sublicense such Software in certain limited situations. Any and all right to sublicense a particular Product shall be listed on Exhibit A hereto. In any event, WTP is prohibited from, and shall prohibit its sublicensees from, using the Products for service bureau use or for use on behalf of other travel agencies or corporations who are not WTP Customers.

         2.2 The Software and its related documentation cannot be transferred, sold, or otherwise made available by WTP to another party without WTT's express written consent. As a condition to any such consent, WTT may require the execution of a new License Agreement and payment of a fee equal to the difference between the license fee paid for the Initial Software Release and the then-current Product Price as specified in the applicable WTT price list.

         2.3 An Upgrade Release, if provided by WTT and accepted by WTP, replaces part or all of the Software for the Product previously licensed. This Agreement applies to


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                  the Initial Software Release and all subsequent Software
                  Releases, whether supplied under this Agreement or otherwise.

         2.4 WTT shall provide WTP with support services for the software Products licensed in Section 2.1 above. Such services shall be provided through WTT under the terms and conditions listed in Exhibit B.

         2.5 Any new WTT Products, Enhancements and Improvements, shall be made available to WTP before such Products are made available to other Users, unless such Products were funded by a third party who paid for such development. All new Products, Enhancements and Improvements offered to Users will be made available to WTP pursuant to WTT's then-current rates or less, at WTT's discretion.

3.       WTT'S PROPRIETARY RIGHTS; WTP RESTRICTIONS

         3.1 WTP acknowledges that the Software and its related documentation are proprietary to WTT and are protected by United States copyright law and international treaty. By virtue of this Agreement, WTP acquires only the non-exclusive right to use the Software and related user documentation and does not acquire any rights of ownership in such materials. WTT, or its licensor, shall at all times retain all rights, title and interest in the Software, related documentation, and any derivatives thereof.

         3.2 WTP agrees not to cause or permit the reverse engineering, disassembly, copying or recompilation of the Software, except to reproduce machine-readable object code portions for back-up purposes and installation of new Software Releases, under penalty of termination but not exclusive of any other remedies.

         3.3 WTP may copy the Software for installation, back-up or other purposes as described in the documentation. WTP may not copy, or permit others to copy the Software or any Software Release for any other purpose.

         3.4 WTP agrees not to remove, alter, or conceal any product identification, copyright notices, or proprietary restrictions from the Software, the media on which it is delivered, or related user documentation and to reproduce all such notices on any copies of the Product and user documentation created by WTP.

         3.5 WTP may not copy or allow others to copy any part of the user documentation or other printed material provided with the Product or Software Release by any means, including data transmission or translation.




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4.       PRICING AND PAYMENT

         4.1 The license fees for the Product(s) licensed pursuant to this Agreement are set forth on Exhibit A hereto. Prices are quoted and payments must be made in US dollars. Payments are due in accordance with the terms set forth in Exhibit A. Any payment not received within thirty (30) days of the date due shall bear interest, at the rate of one and one-half percent (1.5%) per month, on the amount over thirty days past due. Payment for additional Products licensed from WTT shall be due on the same terms, unless otherwise agreed in writing by WTT.

         4.2 The license fees do not include any charge for taxes and WTP is solely responsible for paying any and all federal, state and local taxes attributable to its purchase, possession or use of the Product(s) or any services rendered by WTT in connection with this Agreement, excluding only taxes based upon the net income of WTT.

5.       LIMITED WARRANTY

         5.1 WTT represents and warrants to WTP that it has the right to license the Software as provided herein. WTT further warrants to WTP that for a period of three months from the date of delivery of the Initial Software Release (the "Warranty Period"), the Software shall operate substantially in accordance with its then-current functional specifications as published by WTT, including any subsequent modifications to such specifications mutually accepted by WTP and WTT. If during the Warranty Period WTP determines that this software is unfit for WTP's intended purpose for any reason and provided WTT is unwilling or unable to correct all identified deficiencies, incompatibilities, defects or errors identified in the Software with a new copy of the Software that does not contain all identified deficiencies, incompatibilities, defects or errors within reasonable time frame acceptable to both parties, WTP may terminate this Agreement. WTP may obtain from WTT a refund of the related license fee paid for the Software.

         5.2 WTP shall notify WTT (in writing) of failure of the Software to operate in conformity with the functional specifications promptly following discovery thereof. Provided that WTP notifies WTT of such failure prior to expiration of the Warranty Period, WTT will investigate and take corrective action as expeditiously as is reasonably possible. If any Software fails to operate in accordance with the related functional specifications, WTT will use its best efforts to correct the Software so that it will operate substantially in accordance with the relevant functional specifications. If WTT determines that the reported error or non-conformity is not due to any error or defect in the Software supplied by WTT, WTP shall compensate WTT for its services on a time and materials basis at WTT's then-prevailing rates.

         5.3 WTT shall not be liable to WTP for any claim or defect arising from or based upon (i) any alteration or modification of any Software not provided by WTT;


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                  (ii) problems with WTP's equipment or other software; or (iii)
                  any other cause beyond the control of WTT.

         5.4 WTT further warrants to WTP that the disks on which the Software is recorded be free from defects in materials and workmanship under normal use and service for a period of ninety (90) days from the last day of Meeting Partner and Airline CRS Interface installation and training to be held at the user site, whichever comes later.

         5.5 EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5, NO EXPRESS OR IMPLIED WARRANTY IS MADE BY WITT WITH RESPECT TO ANY PRODUCT, ANY SOFTWARE RELEASE THE DOCUMENTATION OR ANY OTHER MATTER, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITT DOES NOT WARRANT THAT ALL ERRORS IN THE PRODUCT CAN OR WILL BE CORRECTED OR THAT THE FUNCTIONALITY OF THE PRODUCT WILL MEET WTP'S REQUIREMENTS.

6.       PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT

         6.1 Subject to the terms of this Section 6, WTT will defend WTP against any claim that the Software furnished hereunder infringes any United States patent, copyright, trade secret or trademark, and will indemnify WTP against any liability, damage, or expense (including court costs and reasonable attorneys' fees) arising from a final award against WTP based on such claims, provided WTP: (i) promptly notifies WTT in writing of any claim or judgment of infringement; (ii) permits WTT to exclusively defend, compromise, settle or appeal any such claim or judgment (at the expense of WTT); (iii) assists and cooperates with WTT, as reasonably requested by WTT, to enable WTT to defend, compromise, settle or appeal any such claim, suit, demand or judgment; and (iv) has complied with the terms of this Agreement. The provisions of this Section 6 shall not prohibit WTP's participation with WTT in the defense or appeal of any such claim or judgment should WTP choose to participate, at its own expense (such expense not being indemnified by WTT) and with attorneys of its own choice, provided that WTT shall have sole control and authority with respect to any such defense, compromise, settlement, appeal or similar action.

         6.2 WTT shall have no obligation to WTP under this Section 6 if the actual or alleged infringement is based upon (i) any modification or alteration of the Software that was not supplied by WTT, or (ii) the use of the Software in combination with any other software or equipment, as such actual or alleged infringement would not have arisen absent such combination.

         6.3 Should WTP's right to continue to use the Software pursuant hereto be enjoined by a court because the Software is declared to infringe a valid United States


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                  patent, copyright, trade secret or trademark, WTT shall not be in breach of this Agreement if WTT either: (i) procures for WTP the right to continue to use the Software; (ii) modifies the Software to render it non-infringing but substantially functionally equivalent to the Software prior to such modification; or (iii) replaces the Software with non-infringing software that is substantially functionally equivalent to the Software. In the event that none of the options set forth in this Section 6.3 are reasonably possible or effective, WTT shall be entitled to terminate this Agreement and the license granted herein and refund to WTP the license fee paid for the particular Product or Software
                  Release found to be infringing, less 1/60 of such amount for each month following the expiration of the Warranty Period in which WTP maintained possession of the Product or Software Release.

         6.4 THIS SECTION 6 STATES WTT'S ENTIRE OBLIGATION TO WTP REGARDING ANY ACTUAL OR ALLEGED INFRINGEMENT, VIOLATION OR MISAPPROPRIATION OF ANY THIRD PARTY'S PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS RELATING TO THE SOFTWARE.

7.       LIMITATIONS OF LIABILITY

         7.1 EXCEPT AS PROVIDED IN SECTION 6, NEITHER WTT OR ITS OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, WILL BE LIABLE TO WTP FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF, OR ARISING OUT OF WTP'S POSSESSION OF, USE OF OR INABILITY TO USE THE SOFTWARE, OR ANY PORTION THEREOF. SUCH EXCLUDED DAMAGES INCLUDE, WITHOUT LIMITATION, DAMAGES OR COSTS INCURRED AS A RESULT OF LOSS OF TIME, LOSS OF DATA OR LOSS OF PROFITS THAT MAY ARISE IN CONNECTION WITH THE USE OF OR INABILITY TO USE THE SOFTWARE, REGARDLESS OF WHETHER SUCH DAMAGES OR CLAIMS ARE BASED ON BREACH OF WARRANTY OR CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

         7.2 WTT WILL NOT BE LIABLE FOR ANY CLAIM AGAINST WTP BY ANY THIRD PARTY, INCLUDING TIMESHARING CUSTOMERS.

         7.3 EXCEPT AS PROVIDED IN SECTION 6, IN NO EVENT WILL WTT'S LIABILITY FOR ANY DAMAGES OR INJURIES TO WTP EVER EXCEED THE LICENSE FEE PAID BY WTP FOR THE PRODUCT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

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8.       TERM AND TERMINATION

         8.1 This Agreement shall be effective on the date above written and shall continue indefinitely unless terminated as provided herein.

         8.2 Either party may terminate this Agreement and the license and right granted herein if the other party breaches any of the provisions of this Agreement and (i) fails to remedy such breach within thirty (30) days after receiving written notice thereof; or (ii) provided the breach does not relate to a monetary obligation, fails to (a) commence a good faith action to remedy such breach within thirty (30) days after receiving written notice thereof, and (b) diligently pursue such action to conclusion. This Agreement shall automatically and immediately terminate on the termination or expiration of any one of the OFS Service Bureau/Outsourcing Agreement, the TTG Service Bureau Agreement or the Master Development Agreement. Termination of this Agreement shall not constitute WTT's exclusive remedy breach or non-performance by WTP and WTT shall be entitled to seek all other available remedies, both legal and equitable, including injunctive relief.

         8.3 Upon termination of this Agreement for any reason, WTP shall immediately cease all use of the Software, remove all copies of the Product from its computers and return to WTT all Software Releases and related documentation.

         8.4 The provisions of Sections 3, 5, 6, 7 and 10 hereof shall survive the termination of this Agreement.

9.       NON-SOLICITATION

         9.1 The Parties agree that the education, training and retention of their respective employees are essential, and each party agrees that during the term of this Agreement and, in the case of any individual employee for a period of six months, after termination or resignation of such employee, neither party shall, directly or indirectly, recruit, solicit or hire any employee of the other without prior written consent of the other party. In the event either party shall violate the terms of this paragraph, the soliciting or hiring party shall pay the other party, upon receipt of written demand, an amount equal to the greater of one (1) year's compensation for such employee at the rate paid immediately prior to such hiring.


10.      GENERAL

         10.1 This Agreement, including Exhibits A and B attached hereto, represents the entire understanding and agreement between the parties, and supersedes any and all previous discussions and communications. Any subsequent amendments and/or additions hereto shall be effective only if in writing and signed by both parties. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto.

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         10.2     This Agreement shall be interpreted under the laws of the
                  State of Georgia, and any legal action resulting from it shall be held within the jurisdiction of the State of Georgia. It is understood that the parties shall use their best endeavors to amicably resolve any dispute or difference arising from this Agreement.

         10.3 Headings of paragraphs in this Agreement are inserted for convenience only, and are in no way intended to limit or define the scope and/or interpretation of this Agreement.

         10.4 This Agreement does not include any professional services or on-going maintenance and support that may be needed to install, implement, train, support or otherwise make operational the Product on WTP's hardware platform.

         10.5 WTP shall be entitled to a copy of and shall have the right to use the source code for the Product(s) licensed hereunder if:
                  i) WTT becomes insolvent or a party to any bankruptcy or receivership proceedings or makes an assignment for the benefit of creditors; or ii) WTT is in material default of performance under this Agreement or of any software support agreement then in effect between the parties relating to the Product(s); or iii) WTT ceases to market or support the Product(s) and such marketing/support is not continued by another corporation or entity, or is continued by another corporation or entity, which WTP for reasonable cause deems unsatisfactory.

         10.6 Any notice given pursuant to this Agreement is to be in writing and delivered personally or sent by certified mail, return receipt requested, or by air express, return receipt requested to the individuals shown below, or to such other persons or addresses as the parties may designate in a notice conforming with the requirements of this Section. Any such notice, when delivered in the manner aforesaid, shall be deemed given on the date of receipt.

                  For WTP:          Timothy J. Severt
                                    WorldTravel Partners, I, L.L.C.
                                    1055 Lenox Park Boulevard
                                    Atlanta, GA  30319

                  For WTT:          Ralph Manaker
                                    General Counsel
                                    WorldTravel Technologies, L.L.C.
                                    6 W. Druid Hills Road
                                    Atlanta, GA  30329


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         IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties hereto made and entered in this Agreement as of the date first above written.

WORLDTRAVEL TECHNOLOGIES, L.L.C.             WORLDTRAVEL PARTNERS I, L.L.C.

By: /s/  Ralph Manaker                       By:  /s/ John C. Alexander
   -----------------------------                -------------------------------
    Ralph Manaker                                 John C. Alexander
    President                                     President



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                              EXHIBIT A: PRODUCTS


     1. The parties understand and agree that the fees outlined in the TTG Service Bureau Agreement, include payment for the licenses granted hereunder. Should the OFS Service Bureau/Outsourcing Agreement, the TTG Service Bureau Agreement or the Master Development Agreement terminate, the parties shall negotiate an appropriate license fee for the Product(s) licensed hereunder in the event that the parties decide to allow the terms and conditions of this Agreement to continue in full force and effect.

     2.  Listed below are the licensed Products and any applicable license fees:

         Licensed Products                         Initial License Fees

         CRS Screen Highlighter 4.2                Covered under the TTG Service
         SW Direct                                 Bureau Agreement

         MeetingsAssist 2.1                        See below*

     3. WTP shall have the right to sublicense to Customers for Customers' internal use only, and only on the prior written approval of WTT, the following products: Highlighter, SWDirect, and MeetingsAssist. WTP shall require such sublicensees to sign a support and maintenance agreement consistent with the agreement attached hereto as Exhibit B, which is incorporated herein by reference.

     * WTP shall pay [*] per Qualified Transaction, as defined in the TTG Service Bureau Agreement, commencing on January 1, 2000 until December 31, 2001, plus [*] of the research and development costs associated with the MeetingsAssist development for the next two (2) years in accordance with the Master Development Agreement. As provided in the Master Development agreement, by January 1, 2002, WTT shall either assign all right, title and interest in and to MeetingsAssist to WTP or retain title to MeetingsAssist and provide support and hosting for MeetingsAssist at cost plus [*], in which event WTP's obligation to pay a fee per transaction and a portion of the research and development costs shall terminate and WTP's license shall continue at no cost, but otherwise in accordance with the terms and conditions of this Agreement